Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NewStar Financial, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-139330 and 333-139331) of NewStar Financial, Inc. of our report dated March 27, 2007, with respect to the consolidated balance sheets of NewStar Financial, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the two-year period ended December 31, 2006 and for the period from June 18, 2004 (commencement of operations) to December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of NewStar Financial, Inc.

Our report refers to a change in the accounting for share-based payments to adopt Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments effective January 1, 2006.

/s/ KPMG LLP

Boston, Massachusetts

April 2, 2007